EXHIBIT I

VENABLE LLP

750 E. Pratt Street, Suite 900, Baltimore, MD 21202

T 410.244.7400         F 410.244.7742         www.Venable.com

September 20, 2010

VALIC Company I

2929 Allen Parkway

Houston, Texas 77019

Re:	Registration Statement on Form N-1A:
1933 Act File No. 002-83631
1940 Act File No. 811-03738

Ladies and Gentlemen:

We have served as Maryland counsel to VALIC Company I, a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (the “Company”), in connection with certain matters of Maryland law arising out of the registration and issuance of an indefinite number of shares of common stock, par value $.01 per share (the “Common Stock”), of the Company, classified and designated as the series listed on Exhibit A hereto (collectively, the “Shares”), covered by Post-Effective Amendment No. 58 (the “Post-Effective Amendment”) to the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.         The Post-Effective Amendment, substantially in the form transmitted to the Commission under the 1933 Act and 1940 Act;

2.         The charter (the “Charter”) of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.         The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.         A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

VALIC Company I

September 20, 2010

5.        Resolutions adopted by the Board of Directors of the Company (the “Resolutions”) relating to the authorization of the sale and issuance of the Shares at net asset value in a continuous public offering, certified as of the date hereof by an officer of the Company;

6.        A certificate executed by an officer of the Company, dated as of the date hereof; and

7.        Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.        Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.        Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.        Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.        All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.        Upon any issuance of Shares, the total number of shares of each series of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock of such series that the Company is then authorized to issue under the Charter.

VALIC Company I

September 20, 2010

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.        The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.        The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment of net asset value therefor in accordance with the Resolutions and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ VENABLE LLP

Exhibit A

VALIC Company I

Series of Common Stock

Asset Allocation Fund	International Government Bond Fund
Blue Chip Growth Fund	International Growth I Fund
Broad Cap Value Income Fund	Large Cap Core Fund
Capital Conservation Fund	Large Capital Growth Fund
Core Equity Fund	Mid Cap Index Fund
Dividend Value Fund	Mid Cap Strategic Growth Fund
Foreign Value Fund	Money Market I Fund
Global Equity Fund	Nasdaq-100® Index Fund
Global Real Estate Fund	Science & Technology Fund
Global Social Awareness Fund	Small Cap Aggressive Growth Fund
Global Strategy Fund	Small Cap Fund
Government Securities Fund	Small Cap Index Fund
Growth & Income Fund	Small Cap Special Values Fund
Growth Fund	Small-Mid Growth Fund
Health Sciences Fund	Stock Index Fund
Inflation Protected Fund	Value Fund
International Equities Fund